Exhibit 99.1

Green Plains Partners Declares Quarterly Distribution

OMAHA, Neb., April 22, 2021 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced that the board of directors of its general partner declared a quarterly cash distribution of $0.12 per unit on all of its outstanding common units, or $0.48 per unit on an annualized basis, for the first quarter of 2021. The distribution is payable on May 14, 2021, to unitholders of record at the close of business on May 7, 2021.

This release serves as a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Green Plains Partners’ distributions to foreign investors are attributable to income that is effectively connected with a U.S. trade or business. Accordingly, all of the partnership’s distributions to foreign investors are subject to U.S. federal income tax withholding at the highest effective tax rate.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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